                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  SHOP AT HOME
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               SHOP AT HOME, INC.
                           5388 HICKORY HOLLOW PARKWAY
                            ANTIOCH, TENNESSEE 37013



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 29, 2001



         Notice is hereby given that the Annual Meeting (the "Meeting") of Shareholders of Shop At Home, Inc. (hereinafter called the "Company"), will be held at Loews Vanderbilt Plaza Hotel, located at 2100 West End Avenue, Nashville, Tennessee, on November 29, 2001, at 10:00 a.m. Central Standard Time, for the following purposes:

         (1) To consider and to vote upon the election of seven (7) directors to serve until the next annual meeting or until their successors are duly elected and qualified;

         (2) To consider and to vote upon the approval of amendments to the Company's 1999 Employee Stock Option Plan to increase the number of shares of Common Stock which may be issued pursuant to options granted under the Plan from 3,000,000 to 6,000,000 shares, and to make certain other changes; and

         (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement accompanying this Notice. The Annual Meeting may be adjourned or postponed from time to time without notice, other than the announcement of the adjournment or postponement at the Annual Meeting or any adjournments or postponements thereof, and any and all business for which notice is hereby given may be transacted at any such adjourned or postponed Meeting.

         The Board of Directors has fixed the close of business on October 3, 2001, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

                                    By Order of the Board of Directors

                                    George J. Phillips, Secretary

Nashville, Tennessee
November 5, 2001

YOUR REPRESENTATION AT THE MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

                                TABLE OF CONTENTS

Information Concerning the Solicitation.............................................1
         Date, Time and Place of Meeting............................................1
         Record Date; Shares Outstanding Entitled to Vote...........................1
         Voting and Revocation of Proxies...........................................1
         Quorum; Vote Required; Broker Non-Votes....................................2
Security Ownership of Certain Beneficial Owners.....................................2

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS.............................................3
         Director Nominees..........................................................3
         Meetings and Committees of the Board.......................................4
         Security Ownership of Management and Directors.............................5
         Other Executive Officers...................................................6
         Remuneration of Directors and Officers.....................................7
         Summary Compensation.......................................................8
         Option Grants in Last Fiscal Year..........................................9
         Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values....10
         Kent E. Lillie Compensation...............................................11
         Employment Agreements.....................................................11
         Compensation of Directors.................................................12
         Compensation of Members of the Office of the Chairman.....................13
         Omnibus Stock Incentive Plan..............................................13
         1999 Employee Stock Option Plan...........................................14
         Transactions with Management and Directors................................14
         Compensation Committee Interlocks and Insider Participation...............14
         Transactions with Related Parties.........................................14
         Report on Executive Compensation..........................................15
         Compensation Philosophy and Policies for Executive Officers...............15
         Base Salary...............................................................15
         Annual Bonus..............................................................16
         Long-Term Incentives......................................................16
         Chief Executive Compensation..............................................17
         Audit Committee Report....................................................18
         Independent Public Accountants............................................19
         Fees Paid to the Company's Independent Auditors...........................19
         Shareholder Return Comparisons............................................19
         Compliance with Section 16(a) of the Exchange Act.........................20

PROPOSAL NO. 2 - APPROVAL OF AMENDMENT TO 1999 STOCK OPTION PLAN...................21
         General Information.......................................................21
         Terms of Options..........................................................21
         Plan Amendments...........................................................22
         Tax Effects of Plan Participation.........................................22
         Amendments................................................................23
         Recommendation of the Board of Directors..................................24

PROPOSAL NO. 3 -- OTHER BUSINESS...................................................24

OTHER INFORMATION..................................................................24
         Interests of Company Affiliates...........................................24
         Proposals of Shareholders.................................................24
         Cost of Solicitation of Proxies...........................................25
         Annual Report.............................................................25

APPENDIX A:  Audit Committee Charter................................................i
APPENDIX B:  Amended and Restated 1999 Stock Option Plan..........................iii

                               SHOP AT HOME, INC.
                           5388 HICKORY HOLLOW PARKWAY
                            ANTIOCH, TENNESSEE 37013
                                 (615) 263-8000



                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS



                     INFORMATION CONCERNING THE SOLICITATION

         The accompanying proxy is solicited by the Board of Directors of Shop At Home, Inc. (the "Company"), for use at the Annual Meeting of Shareholders to be held for the purposes described in this Proxy Statement, notice of which is attached hereto.

         This Proxy Statement and the Annual Report of the Company for the fiscal year ended June 30, 2001, have been mailed on or about November 5, 2001, to all shareholders of record on October 3, 2001.

         The purposes of the Annual Meeting are: [1] to consider and to vote upon the election of seven (7) directors; [2] to consider and to vote upon the approval of amendments to the Company's 1999 Employee Stock Option Plan to increase the number of shares of Common Stock which may be issued pursuant to options granted under the Plan from 3,000,000 to 6,000,000, and to make certain other changes; and [3] to consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

DATE, TIME AND PLACE OF MEETING

         The Annual Meeting will be held on Thursday, November 29, 2001, at 10:00 a.m. Central Standard Time, at Loews Vanderbilt Plaza Hotel, 2100 West End Avenue, Nashville, Tennessee.

RECORD DATE; SHARES OUTSTANDING ENTITLED TO VOTE

         The Board of Directors has fixed the close of business on October 3, 2001 (the "Record Date") as the record date for the Annual Meeting. The Company's only class of securities entitled to vote is its Common Stock, $.0025 par value per share ("Common Stock"). On the Record Date, the Company had outstanding 41,816,831 shares of Common Stock. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Shareholders will be entitled to one vote for each share held, which vote may be given in person or by proxy authorized in writing.

VOTING AND REVOCATION OF PROXIES

         The proxy conferred by the proxy card accompanying this Proxy Statement is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting. Shareholders entitled to vote are requested to complete, date, and sign the accompanying proxy card and promptly return it in the accompanying envelope or otherwise mail it to the Company. All proxies evidenced by proxy cards that are properly executed and returned, and that are not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated thereon. If no instructions are indicated on the proxy card, all shares represented by that proxy will be voted: "FOR" the election of all director nominees; and "FOR" the approval of the amendments to the 1999 Employee Stock Option Plan.

         The Board of Directors does not presently intend to bring any business before the Annual Meeting other than the proposals discussed in this Proxy Statement and specified in the Notice of Annual Meeting attached hereto. The Board of Directors knows of no other matters that are to be brought to a vote at the Annual Meeting. If, however, any other matter properly comes before the Annual Meeting, the persons appointed in the proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

         A shareholder of record who signs and returns a proxy in the accompanying form may revoke that proxy at any time before the authority granted thereby is exercised (i) by attending the Annual Meeting and electing to vote in person, although attendance at the Annual Meeting, will not, by itself, revoke a proxy; (ii) by filing with the Secretary of the Company a written revocation bearing a date later than the proxy, or (iii) by duly executing and filing with the Secretary of the Company, prior to the vote at the Annual Meeting, a proxy relating to the same shares bearing a later date.

QUORUM; VOTE REQUIRED; BROKER NON-VOTES

         Under the Tennessee Business Corporation Act (the "Act") and the Company's Bylaws, the presence, in person or by proxy, of a majority of the outstanding shares of the Company's Common Stock is necessary to establish a quorum of the Company's shareholders for the purpose of taking action at the Annual Meeting. For these purposes, shares which are present or represented by a proxy at the Annual Meeting will be counted for quorum purposes, regardless of whether the holder of the shares or proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to any particular matter.

         The directors standing for election must be elected by a plurality of the votes cast at the Annual Meeting. Any other action to be taken at the Annual Meeting must be approved by a majority of the votes cast. For these voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

         None of the proposals will give any shareholder of the Company the right to dissent from such action, and to thereby obtain payment in cash of the fair value of that shareholder's shares.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following information relates to the Common Stock of the Company beneficially owned, directly or indirectly, by all persons known by the Company to be the beneficial owners of more than five percent (5%) of the Common Stock, as of October 3, 2001. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.


                                                                    AMOUNT AND NATURE OF      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                             BENEFICIAL OWNERSHIP         CLASS
------------------------------------                                --------------------         -----
J.D. Clinton and SAH Holdings, Ltd.(2).......................             4,584,624              10.9%

Legacy Media Partners, LLC; Legacy Asset Management, Inc.;
Legacy Investment Group, Inc.; Michael D. Easterly; John R.
Jordan; W. Charles Warner; and Glenn M. and Ronda J. Caudill
(the "Legacy Group") (3).....................................             3,199,142              7.7%

-------------

(1) In addition to shares over which the person has voting power or investment power, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Proxy Statement have been exercised.
(2) Mr. Clinton's address and the address of SAH Holdings, Ltd. ("SAH"), is 400 Fifth Avenue South, Suite 205, Naples, Florida 34102. SAH is a Florida limited partnership, and Gatehouse Equity Management Corporation, a Tennessee corporation ("GEM"), is its sole general partner. Mr. Clinton is chairman, a director and the sole shareholder of GEM. SAH currently owns 3,268,508 shares of Common Stock. Clinton Investments, Ltd., a Florida limited partnership of which GEM is the sole general partner, owns 1,137,785 shares of Common Stock. GEM owns 18,600 shares of Common Stock. Mr. Clinton individually holds options to purchase 91,250 shares of stock from the Company. Mr. Clinton's wife owns, individually, 9,320 shares of Common Stock. Two trusts, the beneficiaries of which are members of Mr. Clinton's immediate family, own 59,161 shares of Common Stock in the aggregate. All of the listed shares are assumed to be beneficially owned by Mr. Clinton.
(3) The address of the Legacy Group is 3384 Peachtree Road, N.E., Suite 300, Atlanta, Georgia 30326-1106. Legacy Media Partners, LLC ("LMP"), a Georgia limited liability company, is the beneficial owner of 2,829,332 shares, made up of 1,896,145 shares owned directly and certain shares for which it may be deemed to be the beneficial owner, as follows:
         216,000 shares held by Mr. Jordan; 329,000 shares held by Mr. Warner, along with 15,000 shares owned by Mr. Warner jointly with his two daughters, 10,000 shares owned by Mr. Warner jointly with his wife, and 2,000 held individually by Mr. Warner's wife; and 262,466 shares owned directly by Mr. Caudill, and 125,121 shares owned directly by Mrs. Caudill. Jordan, Warner and the Caudill's have each granted LMP a revocable proxy to vote such shares. Legacy Asset Management, Inc., a Georgia corporation and a member and the sole manager of LMP ("LAM"), is the beneficial owner of 369,810 shares which are directly owned by clients of LAM for whom LAM acts as an investment advisor. Of these 369,810 shares, 54,500 are directly owned by Mr. Easterly and 25,700 shares are owned by Legacy Investment Group, Inc., a Georgia corporation that is the holding company parent of LAM. Mr. Easterly is a director and the controlling shareholder of Legacy Investment Group.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The Board of Directors proposes the election of the seven (7) nominees listed below to serve a one-year term or until their successors are duly elected and qualified. Unless contrary instructions are received, it is intended that the shares represented by the Proxy solicited by the Board of Directors will be voted in favor of the election as directors of all the nominees named below. If, for any reason, any of the nominees is not available for election, the persons named in the Proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that any of these nominees will fail to be candidates at the meeting, and therefore does not at this time have any substitute nominee under consideration. The information relating to the seven (7) nominees set forth below has been furnished to the Company by the individuals named. With the exception of Mr. Stansberry, all of the nominees are presently directors of the Company. Of those who are currently serving as Directors, Mr. Bone and Mr. Ditomassi were elected on May 7, 2001, and the others were elected at the Company's annual meeting held on November 17, 2000.

         On May 7, 2001, the Board voted to increase the size of the Board by two persons, and filled the resulting two vacancies by electing Mr. Ditomassi and Mr. Bone to the Board. On May 4, 2001, the Board of Directors voted to terminate the services of Kent E. Lillie as the President and Chief Executive Office of the Company, and on May 16, 2001, Kent E. Lillie resigned as a member of the Company's Board of Directors. On October 3, 2001, J. Daniel Sullivan resigned from the Board of Directors. For the 2002 fiscal year, the Board has voted to set the number of directors at seven (7).

         The Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE LISTED NOMINEES.

         J.D. Clinton, Director and Chairman of the Board. Mr. Clinton has been a Director and Chairman of the Board since 1993. Between May 7 and October 1, 2001, Mr. Clinton served as a member of the Office of the Chairman, which assumed responsibility for the management of the Company during the period in which it had no chief executive officer. Mr. Clinton is Chairman, President and Chief Executive Officer of Independent Southern BancShares, Inc., Brownsville, Tennessee, a diversified financial institutions holding company, and also serves as Chairman and a Director of INSOUTH Bank, Brownsville, Tennessee. Age 57.

         Frank A. Woods, Director and Co-Chief Executive Officer. Mr. Woods has been a Director since 1993. Between May 7 and October 1, 2001, Mr. Woods served as a member of the Office of the Chairman, which assumed responsibility for the management of the Company during the period in which it had no chief executive officer. As of October 1, 2001, the Company's Board elected Mr. Woods as Co-Chief Executive Officer of the Company. From 1991 to 2000, Mr. Woods was Chairman of the Board and Director of MediaUSA L.L.C. (and its predecessor company, MediaOne), Nashville, Tennessee, a communications consulting and strategic planning firm. Mr. Woods has been a principal of The Woods Group in Nashville, Tennessee, a diversified merchant banking firm. Age 60.

         George R. Ditomassi, Director and Co-Chief Executive Officer. Mr. Ditomassi has been a Director since May 7, 2001, and between May 7 and October 1, 2001, Mr. Ditomassi served as a member of the Office of the Chairman, which assumed responsibility for the management of the Company during the period in which it had no chief executive officer. As of October 1, 2001, the Company's Board elected Mr. Ditomassi as Co-Chief Executive Officer of the Company. Mr. Ditomassi was formerly Chairman of Milton Bradley Company, a manufacturer and marketer of toys and games. He has served as a Director of Milton Bradley Company since 1982 and was President between 1985 and 1990. Between 1990 and 1996, he was Chief Operating Officer of Games and International, Hasbro, Inc., a toy and game manufacturer and marketer, and he served as President of Hasbro International during 1996 and 1997. Age 66.

         A.E. Jolley, Director. Mr. Jolley has been a Director since 1986. Mr. Jolley has been President of Lakeway Containers, Inc., Morristown, Tennessee, a corrugated container manufacturer, since 1975. He is also the Chairman of the Morristown City Planning Commission and is the President of the Walter State Community College Foundation Board of Trustees. Age 62.

         Joseph I. Overholt, Director. Mr. Overholt has been a Director since 1986. Mr. Overholt has been President and Owner of Planet Systems, Inc., an internet service provider engaging in the satellite delivery of internet data and local internet services, since 1992. Mr. Overholt served as a Vice President of the Company from 1986 through August 1993. Age 54.

         Charles W. Bone, Director. Mr. Bone was elected to the Board on May 7, 2001, and between May 7 and October 1, 2001, Mr. Bone served as a member of the Office of the Chairman, which assumed responsibility for the management of the Company during the period in which it had no chief executive officer. He has practiced law since 1971, and is a partner in the regional law firm, Wyatt, Tarrant & Combs, LLP, which he joined in 1994. Age 55.

         Don C. Stansberry, Jr., Director Nominee. Mr. Stansberry is President and a Director of Rose Hall Resorts, a company that is the general partner of Rose Hall Resorts, L.P. in Montego Bay, Jamaica. Rose Hall Resorts, L.P. owns The Ritz-Carlton Hotel at Rose Hall in Montego Bay, the development of which Mr. Stansberry coordinated with John W. Rollins & Associates. He also serves as a Director of Rose Hall Developments, Ltd. and is President of Rollins Jamaica, Ltd. In addition, he is the Vice Chairman of Nashville Speedway, USA, which recently developed and opened a new superspeedway in Wilson County (Nashville), Tennessee. Prior to his affiliation with these development companies, he had practiced law since 1963, chiefly concentrating in products liability disputes and business litigation as a shareholder with Baker, Donelson, Bearman & Caldwell, PC, and as a partner in a predecessor firm, Baker, Worthington Crossley, Stansberry & Woolf. He is a Director Emeritus of the First National Bank of Oneida, Tennessee. Age 62.

         The principal business activity of each of the above Directors has been as shown above during the past five years, except that in some cases the individual has been employed by a predecessor organization or has undertaken greater responsibilities with the same employer, a parent company, or a successor organization.

MEETINGS AND COMMITTEES OF THE BOARD

         The Board of Directors has no standing nominating committee or compensation committee. All directors of the Company participate in executive compensation decisions. An administrative committee comprised of Mr. Clinton and Mr. Woods (and previously Mr. Lillie prior to his departure) has administered the Company's 1991 Omnibus Stock Incentive Plan. In addition, Mr. Bone was appointed by the Board on October 4, 2001, to be the Chairman of the Stock Option Committee, a separate administrative committee appointed by the Board to administer the Company's 1999 Stock Option Plan, replacing Mr. Woods. Mr. Clinton is a member of this committee.

         The Audit Committee is comprised of three Directors appointed by the Board of Directors: Mr. Jolley, Mr. Clinton, and Mr. Overholt. During the last fiscal year, the audit committee held three (3) meetings. The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A to this Proxy Statement. The Audit Committee is authorized to recommend to the Board of Directors independent certified public accounting firms for selection as auditors to the Company; make recommendations to the Board of Directors on auditing matters; examine and make recommendations to the Board of Directors concerning the scope of audits; and review and approve the terms of transactions between or among the Company and related parties. Mr. Jolley is the chairman of the Audit Committee. The formal report of the Audit Committee for the fiscal year ending June 30, 2001, is set forth below under the heading "Audit Committee Report."

         During the fiscal year ended June 30, 2001, the Board of Directors held fourteen (14) meetings. No incumbent director attended fewer than 75% of the Board meetings during the year.

                 SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

         The following table presents the beneficial ownership of the Common Stock of the Company, as of October 3, 2001, by the Company's directors, director nominees, the executive officers named in the Remuneration of Directors and Officers, and by all directors, director nominees and executive officers as a group.

                                                    AMOUNT AND
                                                    NATURE OF
                                                    BENEFICIAL      PERCENT OF
NAME OF BENEFICIAL OWNER(1)                         OWNERSHIP         CLASS
---------------------------                         ---------         -----
J.D. Clinton (2) ..............................     4,584,624          10.9%
A.E. Jolley (3) ...............................       623,592           1.5%
Joseph I. Overholt (4) ........................       521,250           1.2%
Frank A. Woods (5) ............................       242,917             *
George R. Ditomassi (6) .......................       211,167             *
Charles W. Bone (7) ...........................       145,000             *
Don C. Stansberry, Jr. ........................         4,500             *
Arthur D. Tek (8) .............................       271,000             *
Everit A. Herter (9) ..........................        37,000             *
H. Wayne Lambert (10) .........................        91,600             *
George J. Phillips (11) .......................        56,000             *
All Directors and executive officers as a group
     (13 persons) .............................     6,813,650          15.9%

* Less than 1.0%.

---------

(1) In addition to those shares over which the person has voting power or investment power, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Proxy Statement have been exercised.

(2) See Notes in preceding section entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

(3)      Includes options to purchase 92,500 shares.

(4)      Includes options to purchase 86,250 shares.

(5)      Includes options to purchase 237,917 shares.

(6)      Includes options to purchase 204,167 shares.

(7)      Includes options to purchase 62,500 shares.

(8)      Includes options to purchase 96,000 shares.

(9)      Includes options to purchase 28,000 shares.

(10)     Includes options to purchase 26,000 shares.

(11)     Includes options to purchase 39,000 shares.

                            OTHER EXECUTIVE OFFICERS

         The following information relates to the executive officers of the Company, as of October 6, 2001, other than Mr. Woods and Mr. Ditomassi, who also serve as directors of the Company, as noted above. Mr. Woods, Mr. Ditomassi, Mr. Merrihew and Mr. Tek have employment agreements, and the remaining executive officers serve at the discretion of the Board:

NAME                                      AGE     POSITION
----                                      ---     --------
Everit A. Herter......................     60     Executive Vice President of Affiliate Relations
H. Wayne Lambert......................     51     Executive Vice President & Chief Information Officer
Thomas N. Merrihew....................     46     Executive Vice President of Sales and Merchandising
George J. Phillips....................     39     Executive Vice President, General Counsel & Secretary
Arthur D. Tek.........................     52     Executive Vice President & Chief Financial Officer
Robert B. Wales......................      38     Executive Vice President of Operations

         Everit A. Herter, Executive Vice President of Affiliate Relations. Mr. Herter became Executive Vice President of Affiliate Relations in September 1998. He served the Company from 1994 to 1998 first as consultant, then as Director of Affiliate Relations, and later as Vice President for Affiliate Relations. Prior to joining the Company, Mr. Herter was a Senior Vice President with the international advertising agency, J. Walter Thompson Company ("JWT"). He was employed by JWT for 16 years. Before joining JWT, Mr. Herter was Vice President and Management Supervisor on the Ford Motor Company corporate advertising account and Assistant to the President of Kenyon & Eckhardt Advertising in New York City.

         H. Wayne Lambert, Executive Vice President and Chief Information Officer. Mr. Lambert became Executive Vice President and Chief Information Officer in August 1999. He joined the Company in March 1992 as Vice President of Information Technology. Prior to joining the Company, he served as Operations Officer for National Book Warehouses, Inc. in Knoxville, Tennessee. Prior to joining National Book Warehouses, he served as Assistant Controller for the Knoxville News-Sentinel, a daily newspaper in Knoxville, Tennessee. Mr. Lambert is a retired Captain of the Tennessee Air National Guard and a Base Budget Officer. He is a graduate of the University of Tennessee.

         Thomas N. Merrihew, Executive Vice President of Sales and Merchandising. Mr. Merrihew became Executive Vice President of Sales and Marketing by the Company's Board of Directors on August 13, 2001. Previously, he served as General Manager and Vice President of Merchandising from 2000, to 2001, for buy.com, an Internet retailer that markets and merchandises products online. From 1994, to 2000, Mr. Merrihew was a Vice President and Merchandise Manager for the television and electronic retailer QVC, Inc., where his responsibilities included new product development, branding, and promotions. He is a graduate of San Jose State University.

         George J. Phillips, Executive Vice President, General Counsel and Secretary. Mr. Phillips joined the Company in November 1997. Prior to joining the Company, Mr. Phillips was Counselor to the Assistant Attorney General of the Civil Division of the United States Department of Justice from 1993 through 1997, where he oversaw the Office of Consumer Litigation. Prior to joining the Justice Department, Mr. Phillips was in private practice with Baker, Worthington, Crossley, Stansberry & Woolf in Nashville, Tennessee, from 1989 to 1993, where he concentrated on litigation. Mr. Phillips graduated from Duke University and obtained his law degree from the University of Tennessee. Mr. Phillips is a member of the American Corporate Counsel Association and the Tennessee Bar Association.

         Arthur D. Tek, Executive Vice President and Chief Financial Officer. Mr. Tek has served as the Executive Vice President and Chief Financial Officer since March 1999. Prior to joining the Company, Mr. Tek served as Chief Financial Officer of Paxson Communications Corporation, a television broadcasting company, from 1992 to March 1999. Mr. Tek currently serves as Chairman of the Board of Directors for the Broadcast Cable Financial Management Association, an industry trade organization. He is also a member of the American Institute of Certified Public Accountants. Mr. Tek graduated from Tulane University, and holds master's degrees from Columbia University and Rensselaer Polytechnic Institute.

         Robert B. Wales, Executive Vice President of Operations. Mr. Wales joined the Company as Executive Vice President of Operations on September 24, 2001. Immediately prior to joining the Company, Mr. Wales from June to September, 2001 was the Chief Information Officer of Newgen Results, Inc., primarily a business-to-business application service provider specializing in customer relationship management for the automotive industry. Newgen Results, Inc. is a subsidiary of Teletech Holdings, where Mr. Wales worked from August 2000 until June 2001 as Director of Systems Integration. From 1997 to 2000 Mr. Wales served as General Manager and Director of Operations for CenturyTel Telecommunications, Inc., a call center service provider. From 1986 to 1997, he was employed by HSN, LP (Home Shopping Network) as call center director, responsible for the management of its Customer Service Department and all related functions. Prior to being the call center director, Mr. Wales held a number of positions at HSN in technology and call center operations.

                     REMUNERATION OF DIRECTORS AND OFFICERS

SUMMARY COMPENSATION

         The following table sets forth the compensation paid or accrued by the Company during the three fiscal years ended June 30, 2001, to those persons who served as the Company's CEO during the 2001 fiscal year and were the Company's most highly compensated executive officers (other than the CEO) serving as of the end of fiscal year 2001 with compensation exceeding $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG TERM
                                             ANNUAL COMPENSATION                  COMPENSATION
                                     -----------------------------------       ------------------
                                                                                   SECURITIES
NAME AND                                                    OTHER ANNUAL       UNDERLYING OPTIONS     ALL OTHER
PRINCIPAL                            SALARY      BONUS      COMPENSATION             /SARS           COMPENSATION
POSITION                    YEAR        $          $             $                 (#)(2)                 $
--------                    ----     -------     -----      ------------        -----------------     -----------
Kent E. Lillie,             2001     208,251       --         11,500(1)             135,000           3,209,734(3)
  President & CEO           2000     216,556     73,050       12,000(1)              20,000               4,000(4)
                            1999     204,583       --         12,000(1)             510,000                --

Theodore M. Engle(5)        2001     170,317       --            --                 150,000                --
 III, President &           2000     158,774       --            --                  24,500                --
 COO of the Network         1999     140,000       --            --                  50,000                --

Arthur D. Tek               2001     175,329     75,000          --                 150,000                --
  Executive Vice            2000     168,434     30,789          --                  40,000              41,461(6)
  President & CFO           1999      47,115       --            --                 150,000                --

H. Wayne Lambert            2001     130,242       --            --                  50,000                --
  Executive Vice            2000     121,890       --            --                  20,000              17,503(6)
  President and CIO         1999     104,338       --            --                 150,000               1,554(6)

Everit A. Herter            2001     136,254     40,000       13,755(7)              25,000              24,829(6)
  Executive                 2000     129,973      1,000          --                    --                42,627(6)
  Vice President            1999     120,769     12,000          --                    --                  --
  Affiliate Relations

George J. Phillips          2001     131,538       --             --                 50,000                --
  Executive Vice            2000     113,247       --             --                 10,000                --
  President, General        1999     102,923       --             --                 25,000                --
  Counsel & Sec.

J.D. Clinton,
  Member--Office of                 See "Compensation of Members of the Office of the Chairman" below.
  the Chairman

Frank A. Woods,
  Member--Office of                 See "Compensation of Members of the Office of the Chairman" below.
  the Chairman

George R. Ditomassi,
  Member--Office of                 See "Compensation of Members of the Office of the Chairman" below.
  the Chairman

Charles W. Bone,
  Member--Office of                 See "Compensation of Members of the Office of the Chairman" below.
  the Chairman

---------------------

(1)  Other Annual Compensation consists of automobile allowances.
(2)  All numbers represent options to purchase Common Stock of the Company.
(3) This amount represents severance payments to Mr. Lillie. See "Kent E. Lillie Compensation" below.
(4)  This was a one-time fringe benefit.
(5)  Mr. Engle resigned from the Company effective August 2, 2001.
(6)  Relocation allowances.
(7)  Tax liability reimbursement.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning stock option and stock appreciation right ("SAR") grants to any Named Executive Officer who was granted a stock option during the Company's 2001 fiscal year.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                                      -----------------                    POTENTIAL REALIZABLE VALUE
                                     NUMBER OF    % OF TOTAL                               AT ASSUMED ANNUAL RATES OF
                                    SECURITIES   OPTIONS/SARS    EXERCISE                   STOCK PRICE APPRECIATION
                                    UNDERLYING    GRANTED TO     OR BASE                        FOR OPTION TERM
                                   OPTIONS/SARS  EMPLOYEES IN     PRICE      EXPIRATION     -----------------------
NAME                                GRANTED(#)   FISCAL YEAR     ($/SH)        DATE           5%($)          10%($)
----                                ----------   -----------     ------        ----         -------          ------
Kent E. Lillie                        10,000         .78         $ 3.75         (1)            NA              NA
                                      25,000        1.96          1.125         (2)            NA              NA
                                     100,000        7.83          1.5312      5/23/05        35,140          76,222

Theodore M. Engle                    100,000        7.83          3.9375     8/3/02(3)        8,393          17,242
                                      50,000        3.91          1.5312        (4)            NA              NA

Arthur D. Tek(5)                       8,000        .63           3.375       09/07/06        9,183          20,832
                                       8,000        .63           3.375       09/07/07       10,992          25,615
                                       8,000        .63           3.375       09/07/08       12,891          30,877
                                       8,000        .63           3.375       09/07/09       14,886          36,655
                                       8,000        .63           3.375       09/07/10       16,980          43,031
                                       2,000        .16           2.75        09/11/06        1,871           4,244
                                       2,000        .16           2.75        09/11/07        2,239           5,218
                                       2,000        .16           2.75        09/11/08        2,626           6,290
                                       2,000        .16           2.75        09/11/09        3,032           7,469
                                       2,000        .16           2.75        09/11/10        3,459           8,766
                                      20,000        1.57          1.5312      03/01/07       10,415          23,628
                                      20,000        1.57          1.5312      03/01/08       12,467          29,054
                                      20,000        1.57          1.5312      03/01/09       14,621          35,021
                                      20,000        1.57          1.5312      03/01/10       16,884          41,586
                                      20,000        1.57          1.5312      03/01/11       19,259          48,807

H. Wayne Lambert(6)                   10,000        .78           1.5312      03/01/07        5,208          11,814
                                      10,000        .78           1.5312      03/01/08        6,234          14,527
                                      10,000        .78           1.5312      03/01/09        7,311          17,511
                                      10,000        .78           1.5312      03/01/10        8,442          20,793
                                      10,000        .78           1.5312      03/01/11        9,630          24,403

Everit A. Herter(7)                    5,000        .39           1.5312      03/01/07        2,604           5,907
                                       5,000        .39           1.5312      03/01/08        3,117           7,263
                                       5,000        .39           1.5312      03/01/09        3,655           8,755
                                       5,000        .39           1.5312      03/01/10        4,221          10,396
                                       5,000        .39           1.5312      03/01/11        4,815          12,202

George J. Phillips(8)                 10,000        .78           1.5312      03/01/07        5,208          11,814
                                      10,000        .78           1.5312      03/01/08        6,234          14,527
                                      10,000        .78           1.5312      03/01/09        7,311          17,511
                                      10,000        .78           1.5312      03/01/10        8,442          20,793
                                      10,000        .78           1.5312      03/01/11        9,630          24,403

J.D. Clinton                          10,000        (9)           3.75        08/16/05       10,361          22,894
                                      43,750        (9)           1.125       11/17/05       13,598          30,049
                                      12,500        (9)           1.63        05/07/06        5,629          12,439

Frank A. Woods                        10,000        (9)           3.75        08/16/05       10,361          22,894
                                       5,000        (9)           2.75        09/11/05        3,799           8,395
                                      43,750        (9)           1.125       11/17/05       13,598          30,049
                                      12,500        (9)           1.63        05/07/06        5,629          12,439
                                      25,000        (9)           2.10        05/18/06       14,505          32,052

George R. Ditomassi                   37,500        (9)           1.63        05/07/06       16,888          37,317
                                      50,000        (9)           2.10        05/18/06       29,010          64,104

Charles W. Bone                       37,500        (9)           1.63        05/07/06       16,888          37,317
                                      25,000        (9)           2.10        05/18/06       14,505          32,052

---------------

(1) Granted to Mr. Lillie as a member of the Board of Directors of the Company on August 16, 2000. The option expired 30 days after Mr. Lillie's resignation from the Board on May 16, 2001, when not exercised.
(2) Granted to Mr. Lillie as a member of the Board of Directors of the Company on November 17, 2000. This option would have expired 30 days after Mr. Lillie's resignation from the Board on May 16, 2001; however, the option was exercised by Mr. Lillie during that period.
(3) Granted to Mr. Engle on July 7, 2000, with options to purchase 20,000 shares vesting on July 7, 2001, and options to purchase 20,000 shares vesting on July 7 of the subsequent four years. Upon Mr. Engle's resignation from the Company on August 3, 2001, unvested options expired and vested options expired 30 days later; however, under terms of Mr. Engle's Departure Agreement, the Company agreed to extend the expiration date of the vested option to purchase 20,000 shares to August 3, 2002.
(4) Granted to Mr. Engle on March 1, 2001, with options to purchase 10,000 shares vesting on March 1, 2002, and options to purchase 10,000 shares vesting on March 1 of the subsequent four years. Upon Mr. Engle's resignation from the Company on August 3, 2001, at a time when all options were unvested, these options expired as of that date.
(5) Options to purchase 40,000 shares granted on September 7, 2000; options to purchase 10,000 shares granted on September 11, 2000; and options to purchase 100,000 shares granted on March 1, 2001. In each case, options to purchase 20% of the shares vest one year after the date of grant, and 20% vest on the same date in the next four years.
(6) Options to purchase 50,000 shares granted on March 1, 2001, with options to purchase 10,000 shares vesting on March 1, 2002, and options to purchase 10,000 shares vesting on March 1 of the subsequent four years.
(7) Options to purchase 25,000 shares granted on March 1, 2001, with options to purchase 5,000 shares vesting on March 1, 2002, and options to purchase 5,000 shares vesting on March 1 of the subsequent four years.
(8) Options to purchase 50,000 shares granted on March 1, 2001, with options to purchase 10,000 shares vesting on March 1, 2002, and options to purchase 10,000 shares vesting on March 1 of the subsequent four years.
(9) These individuals are included as Named Executive Officers because of their service as members of the Office of the Chairman between May 7 and October 1, 2001; however, because they were not employees of the Company, the percentage in question is not applicable.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

         The following table sets forth certain information with respect to options exercised by any Named Executive Officer during the 2001 fiscal year of the Company, and with respect to unexercised options to purchase shares of the Common Stock held by such officers as of the end of the 2001 fiscal year.

               AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR END OPTION/SAR VALUE

                                                                                                     VALUE OF
                                                                                                    UNEXERCISED
                                                                         NUMBER OF UNEXERCISED     IN-THE-MONEY
                                                                             OPTIONS/SARS          OPTIONS/SARS
                                                                          AT JUNE 30, 2001       AT JUNE 30, 2001
                               SHARES ACQUIRED       VALUE REALIZED          EXERCISABLE/          EXERCISABLE/
NAME                           ON EXERCISE (#)          ($)(1)              UNEXERCISABLE         UNEXERCISABLE(2)
----                           ---------------          ------              -------------          ----------------
Kent E. Lillie                     25,000               $20,875            775,000/100,000          $48,300/$10,500

-------------------

(1) Options exercised on May 16, 2001, and amount realized is based on the Nasdaq National Market closing price of $1.96 on that date.

(2) Based on a closing price of $2.98 on the NASDAQ National Market on June 29, 2001.

KENT E. LILLIE COMPENSATION

         Kent E. Lillie's employment by the Company as its Chief Executive Officer and President was terminated by action of the Board of Directors on May 4, 2001. Thereafter, on May 16, 2001, Mr. Lillie and the Company entered into a Severance and Settlement Agreement, setting forth the terms and conditions of Mr. Lillie's departure from the Company. Under the terms of the Agreement, the employment agreement with Mr. Lillie dated January 27, 1999, was terminated. Further, the Company made a lump sum payment to Mr. Lillie of $3,209,734, less applicable withholding taxes and from which was deducted $1,000,000 representing a compensation bonus advance paid to Mr. Lillie on March 31, 2001. The Company also agreed to continue health insurance benefits to Mr. Lillie for a period of up to 18 months. In addition, the Company extended the expiration date of certain options held by Mr. Lillie to purchase up to 610,000 shares of the Company's Common Stock for a period of four years. Mr. Lillie agreed not to compete with the Company for a period of one year, and the Company agreed that if Mr. Lillie complied with this non-competition requirement, the Company would forgive an indebtedness owed to the Company by Mr. Lillie then in the principal amount of $765,266. The debt represents the balance due on a loan of $800,000 made to Mr. Lillie by the Company in 1997 in connection with his relocation to Nashville and purchase of a personal residence.

EMPLOYMENT AGREEMENTS

         Arthur D. Tek. On February 25, 1999, the Company executed an employment agreement with Arthur D. Tek whereby Mr. Tek commenced employment as the Company's Executive Vice President and Chief Financial Officer. Under the terms of the agreement, Mr. Tek will be employed for a term of five (5) years, beginning on March 12, 1999, with a base salary of $175,000 per year. The term of the agreement may only be extended by mutual agreement. If the Company elects not to renew the agreement, then Mr. Tek will be paid his base salary for one year or until he accepts a position with another company. In addition to the base salary, the agreement provides Mr. Tek an annual bonus of up to $75,000 per year, based on a bonus plan similar to the one previously in effect for Mr. Lillie. The agreement grants Mr. Tek options to purchase up to 150,000 shares of Common Stock at an exercise price of $13.00 per share during the term of the agreement. Of those options, options to purchase 30,000 shares vested on March 12, 1999, and additional options to purchase 24,000 shares vest on each anniversary date thereafter for five years. The options expire on the earlier to occur of (a) five years after the date of vesting or (b) 90 days after termination of Mr. Tek's employment with the Company. If within two years of a "change of control," as defined in the agreement, the Company terminates Mr. Tek without cause or Mr. Tek resigns, then the Company has agreed to continue Mr. Tek's base salary for a period of two years or the remainder of the term of the agreement, whichever is shorter, and has also agreed to extend the time during which Mr. Tek can exercise his stock options to one (1) year following the termination. In the event the Company terminates Mr. Tek without cause or Mr. Tek resigns due to the Company's breach of the agreement, then the Company has agreed to continue Mr. Tek's base salary for one year, unless he accepts a position with another company. The agreement also provides that Mr. Tek will not compete with the Company for one year following the termination of his employment, unless the agreement is terminated by the Company without cause or by Mr. Tek due to the Company's breach of the agreement.

         Frank A. Woods and George R. Ditomassi. The Company entered into employment agreements with Mr. Woods and Mr. Ditomassi dated as of October 1, 2001. Except for the provision of a signing bonus of $25,000 paid to Mr. Ditomassi, the agreements are identical. Each agreement is for a term of two years, and is thereafter automatically extended for one year terms unless either party terminates the agreement at least 30 days prior to its expiration date. Mr. Woods and Mr. Ditomassi will each receive a base salary of $200,000 per year, and will be entitled to certain bonus compensation based upon the performance of the Company. For the fiscal year ending June 30, 2002, they will each receive a $100,000 bonus if the Company has positive EBITDA for the year (operating income plus depreciation and amortization), and they will each receive a bonus of 3.5% of the amount of positive EBITDA. For future years, each of them will receive an annual bonus of 5.0% of the increase in EBITDA (provided that if EBITDA declines, bonuses are thereafter paid only to the extent it exceeds the previous highest EBITDA amount). Mr. Woods and Mr. Ditomassi were each granted options to purchase 350,000 shares of the Company's Common Stock at $2.00 (the market price on the grant date of October 4, 2001), and they will each receive options to purchase an additional 150,000 shares of Common Stock if the shareholders approve the amendments to the 1999 Employee Stock Option Plan, described below, with the option price to be equal to the market price of the Common Stock when granted. One-third of the shares covered by these options vest on the date of grant, with one-third vesting on the first anniversary of the grant and one-third on the second anniversary. The Company may terminate the employment of Mr. Woods or Mr. Ditomassi with or without cause. If the employment of either person is terminated without cause, the Company has agreed to pay the employee one year of his base salary plus any "earned bonus." The agreement defines "earned bonus" as equal to the full bonus (as calculated on the applicable bonus formula) if the employee works for one-half or more of the Company's fiscal year, and as equal to one-half the full bonus (as calculated on the applicable bonus formula) if the employee works less than one-half of the Company's fiscal year. In addition, options granted to that person will vest in an amount so that the employee will receive a pro rata portion of all options equal to his months of service compared to the term of the agreement. The employee will have one year to exercise such options. If the employment of either Mr. Woods or Mr. Ditomassi is terminated within one year after a change of control of the Company, including the employee's resignation but excluding termination for cause, all unvested options will vest, and he will have one year to exercise the options. In addition, such employee will receive one year's base salary plus his "earned bonus" for the year. Both employees have also agreed not to compete with the Company for a period of two years after the termination of the employment agreement.

COMPENSATION OF DIRECTORS

         In June 1997, each director was granted an option to purchase 10,000 shares of the Common Stock of the Company at a price of $2.875 per share. These options expire in June 2002 if not exercised prior to such date. Beginning in 1998, the Company paid each director $500 for each meeting attended ($100 if attendance is by telephone), along with the director's expenses associated with attending the meeting. Effective December 2, 1998, the amount paid to Directors was increased to $1,000 for each meeting attended ($500 if attendance is by telephone). Effective January 1, 1998, the Company also granted to each director an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $3.75, the market price on the date issued. Effective December 2, 1998 the Company also granted to each director for their services in fiscal year 1999 an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $6.969, the market price on the date granted. On November 17, 2000, in addition to the setting the same compensation for attendance at Board meetings, the Company provided that the Directors would also be entitled to one half of the fees paid for Board Meetings for committee meetings.

         During the fiscal year ended June 30, 2001, the following options were granted to the directors of the Company (exclusive of Mr. Lillie):




                                No. of Shares       Option
                                  Underlying       Exercise       Date
           Director                 Options          Price      Granted
           --------                 -------          -----      -------
         J.D. Clinton                10,000         $3.750      08/16/00
                                     43,750          1.125      11/17/00
                                     12,500          1.630      05/07/01

         A.E. Jolley                 10,000          3.750      08/16/00
                                     20,000          2.750      09/11/00
                                     37,500          1.125      11/17/00

      Joseph I. Overholt             10,000          3.750      08/16/00
                                     20,000          2.750      09/11/00
                                     31,250          1.125      11/17/00

      J. Daniel Sullivan             10,000          3.750      08/16/00
                                     25,000          2.750      09/11/00
                                     43,750          1.125      11/17/00

        Frank A. Woods               10,000          3.750      08/16/00
                                      5,000          2.750      09/11/00
                                     43,750          1.125      11/17/00
                                     12,500          1.630      05/07/01
                                     25,000          2.100      05/18/01

       Charles W. Bone               37,500          1.630      05/07/01
                                     25,000          2.100      05/18/01

     George R. Ditomassi             37,500          1.630      05/07/01
                                     50,000          2.100      05/18/01

COMPENSATION OF THE MEMBERS OF THE OFFICE OF THE CHAIRMAN

         Between May 7, 2001, and October 1, 2001, Mr. Clinton, Mr. Bone, Mr. Ditomassi and Mr. Woods served as members of the Office of the Chairman, together assuming the management responsibilities of the Company after Mr. Lillie's termination as chief executive officer on May 4, 2001, and prior to the employment of Mr. Woods and Mr. Ditomassi as Co-Chief Executive Officers on October 1, 2001. For their services, the Company paid Mr. Bone and Mr. Woods each a monthly fee of $7,500, granted each of them options to purchase 12,500 shares at $1.63 per share and options to purchase 25,000 shares at $2.10 per share. The Company also agreed to make a loan to Mr. Bone of $136,950, the proceeds of which Mr. Bone paid to the Company in order to exercise warrants to purchase 82,500 shares of the Company's Common Stock. The loan is without recourse to Mr. Bone and the shares he purchased are pledged to the Company as collateral for the loan. For his services, the Company issued to Mr. Ditomassi options to purchase 12,500 shares at $1.63 per share and options to purchase 50,000 shares at $2.10 per share. For his services, the Company loaned to certain affiliates of Mr. Clinton a total of $3,465,360, the proceeds of which Mr. Clinton's affiliates paid to the Company in order to exercise warrants to purchase 2,087,566 shares of the Company's Common Stock. The loans are without recourse to Mr. Clinton or his affiliates and the shares purchased are pledged to the Company as collateral for the loans.

OMNIBUS STOCK INCENTIVE PLAN

         The Company's Omnibus Stock Incentive Plan (the "Plan") was adopted by the Company's Board of Directors on October 15, 1991, and approved by the Company's shareholders at the 1991 annual meeting of shareholders. The Plan was amended at the 1996 annual meeting of shareholders to make certain technical changes. The ability to make grants under this Plan terminated on October 15, 2001.

         A special administrative committee of the Board of Directors was appointed to administer the plan. All employees of the Company were eligible to receive stock options and/or stock appreciation rights under the plan.

Options granted under the Plan can be either incentive stock options or nonqualified stock options. Incentive stock options to purchase Common Stock may be granted at not less than 100% of fair market value of the Common Stock on the date of the grant.

         No option that is an incentive stock option nor any corresponding SAR related to such option shall be exercisable after the expiration of ten (10) years from the date such option or SAR was granted or after the expiration of five (5) years in the case of any such option or SAR that was granted to a 10% shareholder.

         The Plan provided that a maximum of 1,500,000 shares of Common Stock could be issued under the Plan. As of October 15, 2001, stock options for 528,500 shares of Common Stock had been granted under the Plan and were outstanding and unexercised. A total of 659,400 shares of Common Stock of the Company had been previously exercised. Mr. Lillie's options were not granted by the Company pursuant to the Plan. The Company has never issued any SARs.

1999 EMPLOYEE STOCK OPTION PLAN

         See "Proposal No. 2--Approval of 1999 Employee Stock Option Plan Amendments" below.

                   TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors of the Company does not have a standing compensation committee. All directors of the Company participate in executive compensation decisions.

TRANSACTIONS WITH RELATED PARTIES

         In September 1998, the Company relocated its studios and headquarters to newly constructed facilities in Nashville, Tennessee. The real property for the new facility was initially acquired by a limited liability company organized by individuals related to J.D. Clinton, and that company obtained a construction loan (the "Facility Loan") in January 1998 from a commercial lender to build the facility. The loan was guaranteed by the Company and also was personally guaranteed by Mr. Clinton. The Company agreed to pay to Mr. Clinton an annual fee equal to 1% of the amount of the Facility Loan in consideration for Mr. Clinton's guaranty, which was to be payable in either cash or in stock of the Company. In March 1998, the Company acquired the facility by acquiring all of the ownership interest in the limited liability company for a price equal to the balance due on the Facility Loan, thereby generating no profits for the owners of the limited liability company. The Company paid the Facility Loan in full upon the acquisition of the limited liability company, thereby terminating Mr. Clinton's guaranty. As a result of the agreement to pay a fee to Mr. Clinton for his guaranty, the Company issued to Mr. Clinton a total of 11,226 shares of Common Stock. The Company also retained the services of a development company with respect to the construction and development of the facility, and paid a development fee of approximately $165,000 for its services. The development company is owned by Stephen Sanders, an individual who is related to J.D. Clinton. The Board of Directors of the Company approved the development agreement and determined that the agreed upon fee was in an amount considered normal and typical in the industry for the type of services to be rendered.

         In connection with the relocation of Kent E. Lillie's primary residence from Atlanta, Georgia, to Nashville, Tennessee, the Company made an interest-free loan to Mr. Lillie in the principal amount of $800,000. See "REMUNERATION OF DIRECTORS AND OFFICERS--Kent E. Lillie Compensation" herein.

         On September 1, 1999, the Company entered into a lease agreement with INSOUTH Bank under which the Company leased approximately 9,244 square feet of office space in a commercial building which is adjacent to the main offices of the Company in Nashville. The lease is for a term of five (5) years, with renewal options, at a lease rate that was determined by the Company to be comparable to the lease rates for comparable space in the area. Mr. Clinton, a Director and Chairman of the Board of the Company, is the controlling shareholder of INSOUTH Bank.

         An entity affiliated with Mr. Woods, a Director and Co-Chief Executive Officer of the Company, was paid in October 2000 a merchant banking fee of $200,000 in connection with a new revolving credit facility. The fee was approved by the Company's Board of Directors. The amount of the fee was determined by the Board of Directors to be comparable to fees for comparable services.

         In May 2001, Mr. Bone was elected to the Board of Directors and a member of the Office of the Chairman. Mr. Bone is a partner in the law firm of Wyatt, Tarrant & Combs, LLP, which provides the Company's principal legal representation.

                        REPORT ON EXECUTIVE COMPENSATION

         The Company's Board of Directors makes decisions on compensation of the Company's executives. Each member of the Board, except for Frank A. Woods and George R. Ditomassi, is a non-employee director. It is the responsibility of the Board to assure that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively service the interests of the Company and its shareholders. Set forth below is the report of the Board of Directors with respect to executive compensation.

COMPENSATION PHILOSOPHY AND POLICIES FOR EXECUTIVE OFFICERS

         The Company believes that the most effective executive compensation program aligns the interests of the Company's executives with the interests of its shareholders. The Company's primary corporate mission is to achieve positive cash flow and profitability on a consistent basis, thereby enhancing long-term shareholder value. In pursuit of that mission, the Board seeks to maintain a strong positive nexus between this mission and its compensation and benefit goals.

         The Company's executive compensation program exemplifies the Board's commitment to that nexus. The Company relies upon compensation methods for its executive officers that emphasize overall Company performance.

         The Company's executive compensation program supports the Company's mission by:

                  - Directly aligning the interests of executive officers with the long-term interests of the Company's shareholders by making Company stock appreciation over the long term the cornerstone of executive compensation through awards that can result in the ownership of substantial amounts of the Company's Common Stock.

                  - Providing compensation opportunities that create an environment that attracts and retains talented executives on a long-term basis.

                  - Emphasizing pay for performance by having a meaningful portion of executive compensation "at risk."

         At present, the Company's executive compensation program is comprised of three primary components: base salary, annual cash incentive (bonus) and long-term incentive opportunity in the form of stock options. Two of the three components of the Company's executive compensation plan--bonus and stock options--directly relate to overall performance by the Company.

BASE SALARY

         The base salary of the Company's Chief Executive Officers is governed by an employment agreement with the Company. As a part of its search for a Chief Executive Officer and senior officers in 2001, the Board determined that in order to attract individuals with knowledge and experience necessary to implement the Company's mission, the Company needed to provide these individuals with a certain level of compensation. The Board also determined to place a greater portion of the compensation package in performance-based compensation (i.e., performance bonus and stock options), thereby providing an incentive for outstanding performance. The Board believes that the employment agreements with senior management contain an appropriate mix of guaranteed and performance-based compensation.

         The Company has employment agreements with its Co-Chief Executive Officers, its Chief Financial Officer, and its Executive Vice President of Sales and Merchandising. All other executive officer salaries are evaluated on an annual basis. In determining appropriate salary levels and salary increases, the Board considers achievement of the Company's mission, level of responsibility, individual performance, internal equity and external pay practices. In this regard, the Board attempts to set base salaries of all executive officers at fair rates of compensation.

ANNUAL BONUS

         The Board believes that annual bonuses to executive officers encourage management to focus attention on key operational goals of the Company, and corporate and business earnings are the main performance measure for awards of bonuses. In that regard, the agreements with the Company's Co-Chief Executive Officers provide an annual bonus tied to the achievement and maintenance of positive cash flow. In addition, the agreement with the Company's CFO provides for a bonus equal to 25% of the amount of the bonus paid to the President up to $75,000, and the Company may also pay the CFO a discretionary bonus. The bonus agreement with the Company's Executive Vice President of Sales and Merchandising provides for a bonus based upon the Company's annual gross profit operating results. With respect to the other executive officers of the Company, the Board does not have a formal annual incentive plan. Instead, the Board has elected to review the corporate and business performance of the Company on a periodic basis, and make awards to executive officers if appropriate. In determining appropriate annual bonuses, the Board considers achievement of the Company's mission, level of responsibility, individual performance, internal equity, and external pay practices. In the fiscal year ended June 30, 2001, the Board elected to award cash bonuses to four executive officers (not including Kent E. Lillie).

LONG-TERM INCENTIVES

         The Company's only current long-term incentive compensation is stock options that are directly related to improvement in long-term shareholder value. The Board believes that stock option grants provide an incentive to executive officers that focuses each officer's attention on managing the Company from the perspective of an owner with an equity stake in the business. In addition, the Board believes that stock option grants provide the Company with a mechanism for recruiting individuals by providing an opportunity for those officers to profit from the results of their contributions to the Company. These grants also help ensure that operating decisions are based on long-term results that benefit the Company and, ultimately, the Company's shareholders.

         The options granted to executive officers provide the right to purchase shares of Common Stock usually at the fair market value on the date of grant. Typically, each stock option becomes vested and exercisable over a period of time, generally five years. The number of shares covered by each grant reflects the Board's assessment of the executive's level of responsibility, and his or her past and anticipated contributions to the Company. The size of option grants to individual executives is designed to reflect the impact the individual has on decisions that affect the overall success of the Company.

         In the fiscal year ended June 30, 1999, the Company awarded executive officers (excluding Kent E. Lillie) options to purchase up to 270,000 shares of Common Stock. In the fiscal year ended June 30, 2000, the Company awarded executive officers (excluding Kent E. Lillie) options to purchase up to 221,500 shares of Common Stock. In the fiscal year ended June 30, 2001, the Company awarded executive officers (excluding Kent E. Lillie) options to purchase up to 450,000 shares of Common Stock. Since June 30, 2001, the Company has awarded its executive officers options to purchase up to 175,000 shares of Common Stock (not including the options granted to Mr. Woods and Mr. Ditomassi in connection with their employment agreements dated October 1, 2001).

CHIEF EXECUTIVE COMPENSATION

         The regulations of the SEC require the Board to disclose the basis for the compensation of the Company's Chief Executive Officer relative to the Company's performance. The Company's Chief Executive Officer was its President, Kent E. Lillie, until May 4, 2001, when his employment agreement was terminated. Mr. Lillie's compensation was governed by the terms of an employment agreement dated September 25, 1993, a second employment agreement dated July 1, 1997, and a third employment agreement dated January 27, 1999.

         The Board's general approach in establishing Mr. Lillie's compensation was to provide a base salary augmented by an annual bonus based upon specific corporate-wide performance criteria, and stock options reflective of the value of that performance. The Board approved a current base salary of $225,000 as provided by the third employment agreement, and a quarterly bonus based upon the financial performance of the Company. The Board determined, based upon the information available, that the base salary and annual bonus was below the market rate and within the Company's overall internal compensation goal. Mr. Lillie was paid a bonus for the fiscal year ended June 30, 2000 of $73,050. Consistent with the goals stated above, that fact reflects the Company's overall performance during that fiscal year and not Mr. Lillie's performance.

         As a part of the first employment agreement, dated September 25, 1993, Mr. Lillie was granted options to purchase up to 600,000 shares of the Company's Common Stock at an exercise price of $1.00 per share, all of which have been exercised. The Board granted Mr. Lillie options to purchase 500,000 shares of its Common Stock as an additional long-term incentive during the fiscal year ended June 30, 1997. Effective July 1, 1997, the Company and Mr. Lillie entered into a new employment agreement, under which Mr. Lillie received options to purchase 50,000 shares of the Company's Common Stock and certain changes were made in the computation of Mr. Lillie's bonus. Effective January 27, 1999, the Company and Mr. Lillie entered into a new employment agreement, under which Mr. Lillie received options to purchase 500,000 shares of the Company's Common Stock.

         As of October 1, 2001, the Company entered into employment agreements with Mr. Woods and Mr. Ditomassi to serve as Co-Chief Executive Officers. Their agreements provide for a base salary of $200,000 each, and bonus compensation related to the Company's cash flow performance. (See "REMUNERATION OF DIRECTORS AND OFFICERS--Employment Agreements--Frank A. Woods and George R. Ditomassi" herein.) Each agreement is for a term of two years, and is thereafter automatically extended for one year terms unless either party terminates the agreement at least 30 days prior to its expiration date. For the fiscal year ending June 30, 2002, they will each receive a $100,000 bonus if the Company has positive EBITDA for the year (operating income plus depreciation and amortization), and they will each receive a bonus of 3.5% of the amount of such positive EBITDA. For future years, each of them will receive an annual bonus of 5.0% of the increase in EBITDA (provided that if EBITDA declines, bonuses are thereafter paid only to the extent it exceeds the previous highest EBITDA amount). Mr. Woods and Mr. Ditomassi were each granted options to purchase 350,000 shares of the Company's Common Stock at $2.00 (the market price on October 4, 2001), and they will each receive options to purchase an additional 150,000 shares of Common Stock if the shareholders approve the amendments to the 1999 Stock Option Plan, described below, with the option price to be equal to the market price of the Common Stock when granted. One-third of the shares covered by these options vest on the date of grant, with one-third vesting on the first anniversary of the grant and one-third on the second anniversary. The Company may terminate the employment of Mr. Woods or Mr. Ditomassi with or without cause.

THE FOREGOING REPORT IS SUBMITTED BY ALL MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS WHO ARE THE FOLLOWING:

         Charles W. Bone       George R. Ditomassi      Joseph I. Overholt
         J.D. Clinton          A.E. Jolley              Frank A. Woods

                             AUDIT COMMITTEE REPORT

         The Audit Committee is comprised of three (3) independent directors and operates under a written charter, a copy of which is attached to this Proxy Statement as Appendix A. The Committee recommends to the Board of Directors the selection of the Company's independent auditors.

         In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the Company for the fiscal year ending June 30, 2001, with the Company's management and PricewaterhouseCoopers, the Company's independent auditors.

         The Audit Committee has discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees." In addition, the Committee has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees" and has discussed with PricewaterhouseCoopers its independence from the Company and its management.

         In reliance on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the audited consolidated financial statements for the Company for the fiscal year ended June 30, 2001, be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2001, for filing with the Securities and Exchange Commission.

         THE FOREGOING REPORT IS SUBMITTED BY THE MEMBERS OF THE AUDIT
COMMITTEE:

         A.E. Jolley, Chairman
         J.D. Clinton
         Joseph I. Overholt

                         INDEPENDENT PUBLIC ACCOUNTANTS

         PricewaterhouseCoopers LLP were the principal accountants for the Company for the fiscal year ended June 30, 2001. Principal accountants for the fiscal year ending June 30, 2002, have not been engaged. On October 4, 2001, the Board of Directors authorized the Company's Chief Financial Officer to engage Deloitte & Touche LLP as the principal accountants for the Company for the fiscal year ending June 30, 2002; or to engage PricewaterhouseCoopers LLP as the principal accountants for that period if, for some reason, Deloitte & Touche LLP declines to accept the Company's engagement. The change in accountants is being contemplated due to the decision by PricewaterhouseCoopers LLP to close its offices in Nashville, Tennessee. Deloitte & Touche LLP is currently evaluating the engagement offer and has advised the Company that it is prepared to serve as the Company's independent accountant, subject to the completion of certain acceptance procedures which it expects to conclude in the near future.

         The report of PricewaterhouseCoopers LLP for the years ended June 30, 2001 and 2000 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended June 30, 2001 and 2000, and during the period from June 30, 2001 to October 24, 2001, there were no disagreements between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

         Representatives of PricewaterhouseCoopers LLP, are not expected to be present at the Annual Meeting. Representatives of Deloitte & Touche LLP, if it accepts the Company's engagement, are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.


FEES PAID TO THE COMPANY'S INDEPENDENT AUDITORS

         Audit Fees. PricewaterhouseCoopers billed the Company $183,896 in aggregate fees for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ending June 30, 2001, and the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q.

         All Other Fees. The aggregate of all other fees billed for professional services rendered during the Fiscal Year 2001 by PricewaterhouseCoopers was $298,559, in addition to the audit fees. The services rendered for these fees include pension and statutory audits, business acquisitions, internal audit, consultations, and tax services.

         Financial Information Systems Design and Implementation Fees. PricewaterhouseCoopers did not bill the Company any fees for professional services associated with the design and implementation of the Company's financial information systems for the fiscal year ended June 30, 2001.

         The Audit Committee of the Company's Board of Directors has considered whether the non-audit services rendered by the Company's independent auditors with respect to the foregoing fees are compatible with maintaining the principal accountant's independence.

                         SHAREHOLDER RETURN COMPARISONS

         The following line-graph compares the cumulative shareholder returns for the Company over the past five (5) years with a broad market equity index and a published industry or line-of-business index. For these purposes, the Company has chosen the Nasdaq Market Index and a Peer Group Index composed of a combination of those industries classified as "Media - Broadcasting - TV" and "Retail - Catalog & Mail Order Houses" by Media General Financial Services, Inc. The chart below uses as a beginning price the average of the high and low bid of the Company's Stock on June 30, 1996 (the last trading day prior to fiscal year
1997), and assumes $100 invested on that date.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Officers, directors and certain shareholders of companies which have equity securities registered with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Securities Exchange Act"), must file certain periodic reports (identified as Forms 3, 4 and 5) with respect to their stock ownership of the company, and certain changes therein. Based solely upon a review of the Forms 3 and 4 and amendments thereto furnished to the Company during the most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to the most recent fiscal year, no director, officer, or shareholder beneficially owning more than 10% of any class of equity securities failed on a timely basis to file reports required by
Section 16(a) of the Exchange Act, except as follows:

         The options granted to Mr. Bone, Mr. Ditomassi and Mr. Woods in May 2001, issued as a result of their agreement to serve as members of the Office of the Chairman, were not reported on a Form 3 or Form 4 until July 2001 (rather than by June 10, 2001). This was due to an administrative oversight. The Company's practice has been to file these reports as an accommodation to the directors.


                     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
                           AMONG SHOP AT HOME, INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX


                                    (GRAPH)

                            1996    1997     1998      1999     2000    2001

SHOP AT HOME INC.          100.00   72.58    91.94    229.84   120.57   76.90

PEER GROUP INDEX           100.00  103.25   128.40    148.10   197.68  144.76

NASDAQ MARKET INDEX        100.00  120.46   159.68    223.77   336.71  186.46

                                 PROPOSAL NO. 2
            APPROVAL OF AMENDMENTS TO 1999 EMPLOYEE STOCK OPTION PLAN

         On October 23, 2001, the Board of Directors, subject to shareholder approval, adopted amendments to the 1999 Employee Stock Option Plan (the "1999 Plan"), which modifies the 1999 Plan as follows:

         (1) Increases the number of shares of Common Stock authorized for issuance upon exercise of options granted under the 1999 Plan from 3,000,000 shares to 6,000,000 shares;

         (2) Removes from the definition of "change in control" the circumstance of Mr. Clinton ceasing to be Chairman and Kent E. Lillie ceasing to be the Chief Executive Officer or Chairman of the Company and gives the Board flexibility to define a change in control; and

         (3) Adds a provision that the Company may not issue options for the purchase of more than 750,000 shares of Common Stock in any one fiscal year to any single person.

         A copy of the 1999 Plan, as amended and restated, is annexed as Appendix B (the "Amended and Restated 1999 Plan").

         A description of the 1999 Plan and the amendments follows below. The descriptions of the 1999 Plan set out herein are summaries, and reference is hereby made to the 1999 Plan and the Amended and Restated 1999 Plan for a fuller and complete description of such terms and provisions.

GENERAL INFORMATION

         The 1999 Plan is administered by the full Board of Directors or a committee of the Board (the "Committee") consisting of two or more non-employee directors, as defined in Rule 16b-3 promulgated under the Securities Exchange Act. All directors and key employees of the Company and its subsidiaries (persons to whom options are granted are referred to as "Participants"), shall be eligible to receive options under the 1999 Plan; no director or other person who is not also an employee of the Company or a subsidiary shall be eligible to receive "incentive stock options" ("ISOs"), as defined under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the provisions of the 1999 Plan, the Board or the Committee shall select the directors and key employees to whom options will be granted, determine the number of shares of Common Stock that will be subject to each option, and determine the time when options will be granted, the manner in which each option is exercisable, the duration of the exercise period, and the terms of conditions of options that are based on performance. Under the 1999 Plan, the Board or the Committee is authorized to include in an option agreement such other terms and conditions that are not inconsistent with the 1999 Plan and which the Board or the Committee deem appropriate.

TERM OF OPTIONS

         An option entitles the holder to purchase the number of shares subject to the option at the option exercise price specified in the 1999 Plan. For all ISOs granted under the 1999 Plan, the option exercise price will be equal to the fair market value of a share of Common Stock on the date of the grant, unless the person to whom an ISO is granted owns more than ten percent (10%) of the total voting stock of the Company, in which case the exercise price must not be less than 110% of the fair market value of the stock at the time of the grant. Each option may be exercised in full or in part and at such time as the Board or the Committee determines at the time of grant. These pricing and exercise terms are set by the Board of Directors or the Committee at its discretion and are required only under the 1999 Plan only with respect to ISOs. Any nonqualified options may be granted on different pricing and exercise terms.

         The option exercise price may be paid in cash or, unless the Board or the Committee determines otherwise, in shares of Common Stock or in a combination of cash and such shares.

         Each option agreement shall specify the expiration date of the option. The expiration date for ISOs shall not be more than ten years after the date of grant or five years in the case of an ISO granted to a ten percent shareholder. Upon a Participant's death, the options may be exercised, to the extent exercisable by the Participant at the date of death, by the appropriate representative of a Participant's estate. The Board or the Committee may treat a period when the Participant is on military or other leave of absence as a period of employment. If the leave exceeds 90 days and reemployment by the Company is not guaranteed, the Participant's employment shall be deemed to have terminated on the 91st day of the leave.

         Options are not transferable except by will or by the laws of descent and distribution.

PLAN AMENDMENTS

         The Board may amend, suspend or terminate the 1999 Plan at any time, except that shareholder approval shall be required for any amendment which would
(i) change the number of shares of Common Stock which may be delivered under the 1999 Plan, (ii) change the employees or class of employees eligible to receive ISOs, or (iii) require shareholder approval under applicable federal or state law.

TAX EFFECTS OF PLAN PARTICIPATION

         Federal Income Tax Treatment. The 1999 Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code. The 1999 Plan has been structured, however, so that options granted thereunder may qualify as ISOs.

          ISOs. The grant of an ISO has no immediate federal income tax consequences to the Company or to the Participant. Likewise, the exercise of an ISO will not have an immediate federal income tax consequence to the Company or the Participant. The exercise of an ISO, however, may subject the Participant to federal alternative minimum tax in the year in which the ISO is exercised.

         To qualify for treatment as an ISO, (i) a Participant may not dispose of any shares received upon the exercise of an option within two years from the date of grant or within one year from the date of the issuance of such shares (together the "Holding Periods"), and (ii) a Participant who ceases to be an employee of the Company must exercise his or her option within three months after the date of his or her cessation of employment or, in the event of the Participant's cessation of employment due to permanent or total disability, within one year of his or her cessation of employment. In the event of the Participant's death, the option will continue to qualify for treatment as an ISO, provided that (i) the Participant was employed by the Company or its affiliates on the date of his or her death, or within three months of his or her death, and (ii) the Participant's estate, or the person(s) to whom the Participant's rights pass by will or by the laws of descent or distribution, complies with all other terms of the option.

         If the option qualifies for treatment as an ISO, the Participant recognizes no taxable gain or loss either on the grant or the exercise of the ISO. The Participant will generally recognize long-term capital gain or loss upon the sale of any shares received upon the exercise of an option provided the holding period applicable to stock acquired through an ISO is satisfied. The Participant's gain will be equal to the difference between the net sale proceeds and the Participant's tax basis in the Common Stock received upon exercise of the ISO. Generally, the Participant's tax basis will be equal to the option price. Since the Participant recognizes no compensation income with respect to an ISO (except upon the occurrence of a disqualifying event, as discussed below), the Company is not entitled to any compensation tax deduction with respect to an ISO.

         If the Participant takes action which disqualifies the option from treatment as an ISO (such as the failure to meet the Holding Periods), then the Participant will recognize compensation or ordinary income in the year of the disqualifying event, and the Company will receive a tax deduction from its income in the tax year in which the Participant recognizes income, in an amount equal to the lesser of (i) the fair market value on the date of exercise minus the option price of the optioned shares, and (ii) the amount realized on the disposition minus the option price. The balance of the Participant's gain on disposition of the shares acquired pursuant to the exercise of the option will be long-term capital gain, provided the holding period applicable to long-term capital assets is satisfied. For this purpose, the Participant's tax basis in the stock will include any ordinary income recognized on the disqualifying disposition of the stock.

         Any ordinary income recognized by the Participant will constitute wages for federal income and employment tax purposes. Accordingly, the Company may make whatever arrangements are necessary to ensure that funds equaling the amount of income and employment taxes required to be withheld are available for payment.

          Nonqualified Options. The Participant will recognize no taxable gain or loss on the grant of a nonqualified option ("NSO") under the 1999 Plan. Upon exercise of a nonqualified stock option, the Participant will recognize compensation or ordinary income in an amount equal to the excess of the fair market value of the shares of the Common Stock received over the option price of such shares. Upon a subsequent sale of the stock, the Participant will recognize short-term or long-term capital gain or loss depending upon the Participant's holding period for the stock. The Participant's gain will be equal to the difference between the net sale proceeds and the Participant's tax basis in the Common Stock received upon exercise of the NSO. Generally, the Participant's tax basis will be equal to the option price plus the compensation income recognized at the time the NSO is exercised. The Company will be allowed a federal income tax deduction for the amount recognized as ordinary income by the Participant upon the Participant's exercise of the option.

AMENDMENTS

         Number of Shares

         The maximum number of shares of Common Stock that may be subject to options granted under the 1999 Plan is currently 3,000,000. As of October 11, 2001, there were options to purchase 2,859,400 shares of Common Stock of the Company issued and unexercised under the 1999 Plan. In addition, options to purchase 25,000 shares of Common Stock, which were previously issued, have been exercised. This leaves 115,600 shares of Common Stock for which new options under the 1999 Plan can be issued. The Company believes that the issuance of stock options to its directors and key employees is a significant factor in recruiting and retaining exceptional directors and employees. The Amended and Restated 1999 Plan increases the number of shares for which options can be issued from 3,000,000 to 6,000,000 shares.

         The shares that may be issued under the 1999 Plan may be authorized but unissued shares. If there is a stock split, stock dividend, recapitalization, spin-off of assets, or other relevant change affecting the Common Stock, the maximum number of shares issuable under the 1999 Plan or to any Participant and the number of shares subject to, and the option price of, outstanding options will be equitably adjusted by the Board or Committee.

         If the amendments to the 1999 Plan are approved, the Board has voted to grant Mr. Woods and Mr. Ditomassi each options to purchase 150,000 shares of Common Stock. (See "REMUNERATION OF DIRECTORS AND OFFICERS--Employment Agreements--Frank A. Woods and George R. Ditomassi" herein.)

         Change in Control

         The Board or the Committee may provide that an option shall be exercisable, even if not then vested, in full or in part, on or after a change in control of the Company. A "change of control" is currently defined in the 1999 Plan to occur upon (i) the sale of all, or substantially all, of the assets of the Company to a person which is not controlled by the Company, (ii) the approval by the Company's shareholders of a plan of liquidation, or (iii) a change in control under the Securities Exchange Act, except that a change in control shall be considered to have occurred if a person becomes the beneficial owner of 30% or more of the voting stock of the Company, unless the Board has approved the acquisition. A change of control shall also be considered to have occurred if the members of the current Board of Directors (and future Directors who are approved by a majority of the Board and approved by the shareholders) cease to constitute a majority of the Board, or if both J.D. Clinton ceases to be Chairman of the Board and Kent E. Lillie ceases to be either the Chief Executive Officer or Chairman of the Board. Mr. Lillie's employment as the Chief Executive Officer was terminated on May 4, 2001, and reference to Mr. Lillie is no longer applicable. Further, the Board does not believe that tying the vesting of options to any particular director's or officer's continued service with the Company serves any useful purpose. The Amended and Restated 1999 Plan, if approved by the shareholders, will remove from the definition of "change of control" the reference to Mr. Clinton and Mr. Lillie. The Board further believes that a static definition of "change in control" is not in the best interests of the Company, and that the Board or the Committee should have the flexibility to vary the conditions which might constitute a change in control as it deems appropriate.

         Maximum Number of Shares For Which Options May be Issued

         Options issued under the 1999 Plans can be either ISOs or nonqualifed options, with each type having different tax consequences as described above under "Tax Effect of Plan Participation."

         Section 162(m) of the Internal Revenue Code generally provides that a publicly held corporation cannot deduct as an expense for federal income tax purposes any compensation in excess of $1,000,000 in any fiscal year paid to its chief executive officer or the next four most highly compensated officers of the corporation, who are identified as the named executive officers in the corporation's proxy statement. The exercise of options can result in income to such officers, and the 1999 Plan provides that, to the extent the exercise of an option would cause the officer to have income of more than $1,000,000 in any fiscal year which is not deductible by the Company under Section 162(m), such option is not exercisable in that year, but such option shall continue to be exercisable in the following year (subject to the option expiring in accordance with its terms).

         The $1,000,000 limit is not applicable to "qualified performance-based compensation," as defined in the regulations of the IRS. Compensation attributable to stock options is deemed to satisfy this performance-based requirement if the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to any employee, and the amount of the employee's compensation is based solely on an increase in the value of the shares after the date of the grant of the option. The current 1999 Plan does not state the maximum number of shares to which options may be granted to an employee. The Amended and Restated 1999 Plan remedies this by providing that no employee may be granted stock options for more than 750,000 shares of Common Stock during any fiscal year of the Company. The Board believes this amendment is beneficial to the Company by providing greater flexibility to the Company with respect to the granting of stock options.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL AND ADOPTION OF THE AMENDMENTS TO THE 1999 PLAN.

                                 PROPOSAL NO. 3
                                 OTHER BUSINESS

         The Board of Directors of the Company currently is unaware of any proposal to be presented at the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. Should any other proposal properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on each such proposal in accordance with their discretion.

                                OTHER INFORMATION

INTERESTS OF COMPANY AFFILIATES

         None of the Company's directors, executive officers or principal shareholders, including any of their affiliates has any interest in the matters to be acted upon at the Annual Meeting, other than the specific matters described herein.

PROPOSALS OF SHAREHOLDERS

         Shareholders intending to submit proposals for presentation at the 2002 annual meeting of Shareholders of the Company for inclusion in the proxy statement and form of proxy relating to that meeting should forward those proposals to George J. Phillips, Secretary, Shop At Home, Inc., 5388 Hickory Hollow Parkway, Antioch, Tennessee 37013. Proposals must be in writing and must be received by the Company by June 23, 2002. Proposals should be sent to the Company by certified mail, return receipt requested.

COST OF SOLICITATION OF PROXIES

         The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this Proxy Statement, will be borne by the Company. That solicitation will be made by mail, and also may be made by the Company's regular officers or employees, personally or by telephone or by facsimile transmission. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

ANNUAL REPORT

         The Company's 2001 Annual Report on Form 10-K accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

                                   APPENDIX A



                             AUDIT COMMITTEE CHARTER
                               SHOP AT HOME, INC.

                                  ORGANIZATION

         The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements and (3) the independence and performance of the Company's internal and external auditors.

         The Committee shall be comprised of three (3) Board members appointed by the Board. The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Inc.

                                    AUTHORITY

         The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Audit Committee shall make regular reports to the Board.

                                RESPONSIBILITIES

         The Audit Committee shall:

1. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. Review with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q.

5. Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures.

6. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

7. Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.       Approve the fees to be paid to the independent auditor.

9. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independence Standards Board Standard 1, discuss such reports with the auditor, and if so determined by the Audit Committee, take or recommend that the full Board take appropriate action to oversee the independence of the auditor.

10. Evaluate together with the Board the performance of the independent auditor and, if so determined by the Audit Committee, recommend that the Board replace the independent auditor.

11. Review the appointment and replacement of the senior internal auditing executive.

12. Review the significant reports to management prepared by the internal auditing department and management's responses.

13. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit.

14. Obtain from the independent auditor assurance that Section 10A of the Securities Exchange Act of 1934 has not been implicated.

15. Obtain reports from management, the Company's senior internal auditing executive and the independent auditor that the Company's subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company's Code of Conduct.

16. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

17. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

                  (a) Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.
                  (b) Any changes required in the planned scope of the internal audit.
                  (c) The internal audit department responsibilities, budget and staffing.

18. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

19. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's Code of Ethics.

20. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

21. Meet at least annually with the chief financial officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company's Code of Ethics.

                                   APPENDIX B



                               SHOP AT HOME, INC.
                              AMENDED AND RESTATED
                             1999 STOCK OPTION PLAN

         1. Purpose. The purpose of the Shop At Home, Inc. 1999 Stock Option Plan is to promote the interests of the Company by affording an incentive to directors and key employees to continue their service to the Company and its Subsidiaries and to use their best efforts on its behalf; and further to aid the Company and its Subsidiaries in attracting, maintaining, and developing capable personnel of a caliber required to ensure the continued success of the Company and its Subsidiaries by having the means to offer to such persons an opportunity to acquire or increase their proprietary interest in the Company through the granting of incentive stock options and nonstatutory stock options to purchase the Company's stock pursuant to the terms of the Plan.

         2. Definitions.

            A. "Board" means the Company's Board of Directors.

            B. "Change in Control" means such facts and circumstances as the Board or the Committee may designate from time to time as constituting a change in control of the Company, and in the absence of such designations, the term shall mean: (a) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person that is not controlled by the Company, (b) the approval by the Company shareholders of any plan or proposal for the liquidation or dissolution of the Company, or (c) a change in control of the Company of a nature that would be required to be reported (assuming such event has not been "previously reported") in response to Item 1(a) of the Current Report on Form 8-K, as in effect on the effective date of the Plan, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, whether or not the Company is then subject to such reporting requirement; provided, however, that, without limitation, such a change in control shall be deemed to have occurred at such time as (i) any Person becomes after the date this Plan is approved or ratified by the Company's shareholders the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of 30% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors unless the Board shall have expressly approved the transaction or acquisition that resulted in such Person becoming the beneficial owner of such voting power, or (ii) individuals who constitute the board of directors of the Company on the date this Plan is approved or ratified by the Company's shareholders cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors comprising or deemed pursuant hereto to comprise the Board on the date this Plan is approved or ratified by the Company's shareholders (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director) shall be, for purposes of this clause (ii) considered as though such person were a member of the Board on the date this Plan is approved or ratified by the Company's shareholders.

            C. "Code" means the Internal Revenue Code of 1986, as amended.

            D. "Committee" means the committee appointed by the Board to administer the Plan pursuant to Section 4.

            E. "Common Stock" means the Company's $.0025 par value common stock or the Common Stock or securities of a Successor that have been substituted therefor pursuant to Section 9.

            F. "Company" means Shop At Home, Inc., with its principal place of business at 5388 Hickory Hollow Parkway, Antioch, Tennessee 37013.

            G. "Disability" means, as defined by and to be construed in accordance with Code Section 22(e)(3), any medically determinable physical or mental impairment that is expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months, and that renders Optionee unable to engage in any substantial gainful activity. An Optionee shall not be considered to have a Disability unless Optionee furnishes proof of the existence thereof in such form and manner, and at such time, as the Board or the Committee may require.

            H. "ISO" means an option to purchase Common Stock that at the time the option is granted qualifies as an incentive stock option within the meaning of Code Section 422.

            I. "NSO" means a nonstatutory stock option to purchase Common Stock that at the time the option is granted does not qualify as an ISO.

            J. "Option Price" means the price to be paid for Common Stock upon the exercise of an option, in accordance with Section 7.E.

            K. "Optionee" means a director or key employee to whom an option has been granted under the Plan.

            L. "Optionee's Representative" means the personal representative of Optionee's estate, and after final settlement of Optionee's estate, the successor or successors entitled thereto by law.

            M. "Plan" means the Shop At Home, Inc. 1999 Stock Option Plan, as set forth herein, and as amended from time to time.

            N. "Subsidiary" means any "subsidiary corporation" that at the time an option is granted qualifies as a subsidiary of the Company as defined by Code
Section 424(f).

            O. "Successor" means the entity surviving a Change in Control.

            P. "Ten Percent Shareholder" means an employee (including an employee director) who, at the time an option is granted, owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or Subsidiary employing Optionee or of its parent (within the meaning of Code Section 424(e)) or subsidiary (within the meaning of Code Section 424(f)) corporation.

         3. Shares Subject to Plan.

            A. Authorized Unissued or Treasury Shares. Subject to Section 9, shares to be delivered upon exercise of options shall be made available, at the discretion of the Board, from the authorized unissued shares of Common Stock.

            B. Aggregate Number of Shares. Subject to adjustments and substitutions made pursuant to Section 9, the aggregate number of shares that may be issued upon exercise of all options that may be granted under the Plan shall not exceed six million (6,000,000) of the Company`s authorized shares of Common Stock.

            C. Shares Subject to Expired Options. Shares of Common Stock subject to, but not delivered under, an option that expires or terminates for any reason without having been fully exercised shall be available for any lawful corporate purpose, including for transfer pursuant to other options granted to the same director or key employee or other directors or key employees without decreasing the aggregate number of shares of Common Stock that may be granted under the Plan.

         4. Administration. The Plan shall be administered by the full Board or Board committee consisting solely of two (2) or more non-employee directors, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of

1934, as amended from time to time. The Board or the Committee shall have full power and authority to construe, interpret, and administer the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem proper and in the Company's best interest.

         5. Grant of Options. Subject to the terms and conditions of the Plan, the Board or the Committee shall have jurisdiction and discretion to: [i] select the directors and key employees to whom options are awarded; [ii] authorize the award of ISOs, NSOs or a combination of ISOs and NSOs, which may, in the Board's or the Committee's discretion, be performance-based options; [iii] determine the number of shares of Common Stock subject to each option; [iv] determine the time(s) when options will be granted, the manner in which each option is exercisable, and the duration of the exercise period; [v] determine the terms and conditions of performance-based options; [vi] fix other provisions of the option agreement that it deems necessary or desirable consistent with the terms of the Plan; and [vii] determine all other questions relating to the administration of the Plan. Any decision made, or action taken by the Board or the Committee in connection with the administration of the Plan, and the interpretation of any provision of the Plan by the Board or the Committee shall be final, conclusive, and binding upon all persons and the officers of the Company shall place into effect and shall cause the Company to perform its obligations under the Plan in accordance with the determinations of the Board or the Committee in administering the Plan. Notwithstanding the foregoing, No employee shall be eligible to be granted Options covering more than 750,000 shares of common stock during any fiscal year of the Company.

         6. Eligibility. Directors and key employees of the Company and its Subsidiaries, including officers and directors, shall be eligible to receive options under the Plan; provided that no director or other person who is not also an employee of the Company or a Subsidiary shall be eligible to receive an ISO. Directors and key employees to whom options may be granted will be those selected by the Board or the Committee from time to time who, in the sole discretion of the Board or the Committee, have contributed in the past or who may be expected to contribute materially in the future to the successful performance of the Company and its Subsidiaries.

         7. Terms and Conditions of Options. Each option granted under the Plan shall be evidenced by an option agreement signed by Optionee and approved by the Board or the Committee on the Company's behalf. An option agreement shall constitute a binding contract between the Company and Optionee, and every Optionee, upon acceptance of such option agreement, shall be bound by the terms and restrictions of the Plan and of the option agreement. Such agreement shall be subject to the following express terms and conditions and to such other terms and conditions that are not inconsistent with the Plan as the Board or the Committee deems appropriate.

            A. $100,000 ISO Limitation. The aggregate fair market value (determined as of the option grant date) of the stock for which ISOs will first become exercisable by an Optionee in any calendar year under all ISO plans of Optionee's employer corporation and its parent corporation and Subsidiaries shall not exceed One Hundred Thousand Dollars ($100,000.00). Options granted in excess of this limitation shall constitute NSOs.

            B. Option Period. Subject to Section 7.F, each option agreement shall specify the period during which the option is exercisable and shall provide for expiration of the option at the end of such period. The Board or the Committee may extend the period except that no extension shall be made without Optionee's consent if the extension would disqualify the option as an ISO.

            C. Option Vesting. Each option agreement shall specify the time(s) during the option period that the option vests and becomes exercisable. The option agreement may provide for vesting and exercise of the option in installments.

            D. Acceleration of Option Vesting.

               [1] Change in Control. The Board or the Committee may provide in the option agreement for the exercise dates of outstanding options to accelerate and be fully or partially exercisable on or after the date of a Change in Control.

               [2] Death or Disability. The Board or the Committee may provide in the option agreement for the exercise dates of outstanding options to accelerate and be fully or partially exercisable upon termination of Optionee's employment due to death and/or Disability.

            E. Option Price. The Option Price per share of Common Stock shall be determined by the Board or the Committee at the time an option is granted, provided that the Option Price for an ISO shall be not less than fair market value at the time of grant (one hundred ten percent (110%) of the fair market value at the time of grant in the case of an ISO granted to a Ten Percent Shareholder). The Option Price shall be subject to adjustments in accordance with Section 9. The fair market value of Common Stock on any given measurement date shall be the closing bid price of the Common Stock in the over-the-counter market on the measurement date (or if there was no sale of the Common Stock on that date, on the immediately preceding date on which there was a sale of the Common Stock), as reported by the National Association of Securities Dealers Automated Quotation System.

            F. Option Expiration. An option shall cease to be exercisable upon expiration. Each option agreement shall specify the expiration date for the option. Notwithstanding the foregoing, the option agreement may not provide for an ISO to expire more than ten (10) years after the date of grant (five (5) years in the case of an ISO granted to a Ten Percent Shareholder). Upon Optionee's death, Optionee may exercise options, to the extent exercisable on the date of Optionee's death, by Optionee's Representative at any time before expiration of the option.

            G. Leaves of Absence. The Board or the Committee may, in its discretion, treat all or any portion of any period during which an Optionee is on military or on an approved leave of absence from the Company or a Subsidiary as a period of employment of the Optionee by the Company or Subsidiary for purposes of accrual of rights under the Plan. Notwithstanding the foregoing, in the case of an ISO, if a leave of absence exceeds ninety (90) days and reemployment is not guaranteed by contract or statute, Optionee's employment by the Company or a Subsidiary shall be deemed to have terminated on the 91st day of the leave.

            H. Payment of Option Price. Each option shall provide that the Option Price shall be paid to the Company at the time of exercise either in cash or in such other consideration as the Board or the Committee deems appropriate, including, but not limited to, Common Stock already owned by Optionee having a total fair market value, as determined by the Board or the Committee, equal to the Option Price, or a combination of cash and Common Stock having a total fair market value, as determined by the Board or the Committee, equal to the Option Price.

            I. Manner of Exercise. To exercise an option, Optionee shall deliver to the Company, or in the case of a cashless exercise, to a broker-dealer in the Common Stock with the original copy to the Company, the following: [i] advance written notice specifying the number of shares as to which the option is being exercised and, if determined by counsel for the Company to be necessary, representing that such shares are being acquired for investment purposes only and not for purpose of resale or distribution; and [ii] payment by Optionee, or the broker-dealer, for such shares in cash, or if the Board or the Committee in its discretion agrees to so accept, by delivery to the Company of other Common Stock owned by Optionee, or in some combination of cash and such Common Stock acceptable to the Board or the Committee. As soon as administratively practicable after receipt of written notice of exercise, and provided that all conditions precedent contained in the Plan are satisfied, the Company shall, without transfer or issuance tax or other incidental expenses to Optionee, deliver to Optionee, at the offices of the Company, a certificate or certificates for the Common Stock. If Optionee fails to accept delivery of the Common Stock, Optionee's right to exercise the applicable portion of the option shall terminate. If payment of the Option Price is made in Common Stock, the value of the Common Stock used for payment of the Option Price shall be the fair market value of the Common Stock, determined in accordance with Section 7.E, on the business day preceding the day written notice of exercise is delivered to the Company. Subject to the terms and conditions of any applicable option agreement, any option granted under the Plan may be exercised in whole or in part in installments at such time or times as the Board or the Committee may prescribe in the applicable option agreement.

            J. Exercises Causing Loss of Compensation Deduction. No part of an option may be exercised to the extent the exercise would cause Optionee to have compensation from the Company and its affiliated companies for any year in excess of $1 million and that is nondeductible by the Company and its affiliated companies pursuant to Code Section 162(m). Any option not exercisable because of this limitation shall continue to be exercisable in any subsequent year in which the exercise would not cause the loss of the Company's or its affiliated companies' compensation tax deduction, provided that an ISO may not be exercised later than ten (10) years from the date of grant or five (5) years in the case of a Ten Percent Shareholder, and further provided the option otherwise complies with the terms and conditions of the Plan and option agreement. This section shall not limit the exercise of an option in the event of a Change in Control to the extent provided by the Board or the Committee in the option agreement

            K. Investment Representation. Each option agreement may provide that, upon demand by the Board, the Committee, Optionee or Optionee's Representative shall deliver to the Board or the Committee at the time of exercise of an option or portion thereof a written representation that the shares are being acquired for investment and not for resale or distribution. Delivery of the representation, if required by the Board or the Committee, shall be a condition precedent to the right of Optionee or Optionee's Representative to exercise the option.

            L. ISOs. Each option agreement that provides for the grant of an ISO shall contain such terms and provisions as the Board or the Committee deems necessary or desirable to qualify the option as an ISO within the meaning of Code Section 422.

            M. Transferability of Options. Options granted under the Plan may not be transferred by the Optionee except by will or the laws of descent and distribution, and may be exercised only by the Optionee during the Optionee's lifetime.

            N. No Rights as Shareholder. No Optionee or Optionee's Representative shall have any rights as a shareholder with respect to Common Stock subject to an option before the date of transfer to the Optionee of a certificate or certificates for such shares.

            O. No Rights to Continued Employment. Neither the Plan nor any option granted under the Plan shall confer upon any Optionee any right with respect to continuance of employment by the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company or any Subsidiary to terminate the Optionee's employment.

         8. Compliance With Other Laws and Regulations. The Plan, the grant and exercise of options, and the obligation of the Company to sell and deliver Common Stock under such options, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Common Stock before [i] the listing of the Common Stock on any stock exchange or over-the-counter market on which the Common Stock may then be listed and [ii] the completion of any registration or qualification of any governmental body that the Company shall, in its sole discretion, determine to be necessary or advisable. To the extent the Company meets the then applicable requirements for the use thereof and to the extent the Company may do so without undue cost or expense, and subject to the determination by the Board or the Committee that such action is in the Company's best interest, the Company intends to register the issuance and sale of such Common Stock by the Company under federal and applicable state securities laws using a Form S-8 registration statement under the Securities Act of 1933, as amended, or such successor form as shall then be available.

         9. Capital Adjustments Affecting Stock, Mergers and Consolidations.

            A. Capital Adjustments. In the event of a capital adjustment in the Common Stock resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of shares, the number of shares of Common Stock subject to the Plan and the number of shares under option shall be automatically adjusted to take into account such capital adjustment. The price of any share under option shall be adjusted so that there will be no change in the aggregate purchase price payable upon exercise of the option.

            B. Mergers and Consolidations. In the event the Company merges or consolidates with another entity, or all or a substantial portion of the Company's assets or outstanding capital stock are acquired (whether by merger, purchase or otherwise) by a Successor, the kind of shares that shall be subject to the Plan and to each outstanding option shall, automatically by virtue of such merger, consolidation or acquisition, be converted into and replaced by shares of stock of the Successor having rights and preferences no less favorable than the Common Stock, and the number of shares subject to the option and the purchase price per share upon exercise of the option shall be correspondingly adjusted, so that, by virtue of such merger, consolidation or acquisition, each Optionee shall have the right to purchase [i] that number of shares of stock of the Successor that have a value equal, as of the date of such merger, conversion or acquisition, to the value, as of the date of such merger, conversion or acquisition, of the shares of Common Stock of the Company theretofore subject to Optionee's option, [ii] for a purchase price per share that, when multiplied by the number of shares of stock of the Successor subject to the option, equal the aggregate exercise price at which Optionee could have acquired all of the shares of Common Stock of the Company theretofore optioned to Optionee.

            C. No Effect on Company's Rights. The granting of an option pursuant to the Plan shall not affect in any way the right and power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

         10. Amendment, Suspension, or Termination. The Board shall have the right, at any time, to amend, suspend or terminate the Plan in any respect that it may deem to be in the best interests of the Company, except that no amendment shall be made without approval by shareholders of the Company holding not less than a majority of the votes represented and entitled to be voted at a duly held meeting of the Company's shareholders that would: [i] change the aggregate number of shares of Common Stock which may be delivered under the Plan, except as provided in Section 9; or [ii] change the employees or class of employees eligible to receive ISOs; or [iii] require shareholder approval under applicable federal or state laws.

         11. Effective Date, Term and Approval. The effective date of the Plan shall be July 21, 1999 (the date of Board adoption of the Plan), subject to approval by shareholders of the Company holding not less than a majority of the shares present and voting at its 1999 Annual Shareholder Meeting. The Plan shall terminate ten (10) years after the effective date of the Plan and no options may be granted under the Plan after such time, but any option granted prior thereto may be exercised in accordance with its terms.

         12. Severability. The invalidity or unenforceability of any provision of the Plan or option agreement under the Plan shall not affect the validity and enforceability of the remaining provisions of the Plan and the option agreement, and the invalid or unenforceable provision shall be stricken to the extent necessary to preserve the validity and enforceability of the Plan and the options granted hereunder.

         13. Governing Law. The Plan shall be governed by the laws of the State of Tennessee.

                               SHOP AT HOME, INC.
    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF SHOP AT HOME, INC.
 IN CONNECTION WITH THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 29,
                                     2001.

   The undersigned shareholder of Shop At Home, Inc., a Tennessee corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated November 5, 2001, and hereby appoints each of A. E. Jolley and Joseph I. Overholt, as proxy, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Shop At Home, Inc. to be held at Loews Vanderbilt Plaza Hotel, located at 2100 West End Avenue, Nashville, Tennessee, on November 29, 2001, at 10:00 a.m., Central Standard Time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

(1) ELECTION OF DIRECTORS:

   [ ] FOR all the following nominees (except as indicated to the contrary below):

       Charles W. Bone, J.D. Clinton, George R. Ditomassi, A. E. Jolley, Joseph
       I. Overholt, Don C. Stansberry Jr. and Frank A. Woods (to serve until the next annual meeting or until their successors are duly elected and qualified)

   [ ] AGAINST THE FOLLOWING NOMINEE(S) (PLEASE PRINT NAME(S)):

       -------------------------------------------------------------------------
   [ ] WITHHOLD AUTHORITY (ABSTAIN) TO VOTE FOR THE FOLLOWING NOMINEES (PLEASE
       PRINT NAME):

       -------------------------------------------------------------------------
   [ ] AGAINST ALL NOMINEES.

   [ ] WITHHOLD AUTHORITY (ABSTAIN) TO VOTE FOR ALL NOMINEES.

(2) To approve the amendment to the Company's 1999 Employee Stock Option Plan that increases the number of shares of Common Stock authorized for issuance upon exercise of options granted under the 1999 Employee Stock Option Plan from 3,000,000 shares to 6,000,000 shares, and that makes certain other changes.

          [ ] FOR       [ ] AGAINST       [ ] WITHHOLD AUTHORITY (ABSTAIN)

             (PLEASE DATE AND SIGN THIS PROXY ON THE REVERSE SIDE.)

(3) In their discretion, to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

          [ ] FOR       [ ] AGAINST       [ ] WITHHOLD AUTHORITY (ABSTAIN)

   This Proxy, when properly executed, will be voted as directed or, if no direction is indicated, will be voted "FOR" each of the proposals listed, and in the discretion of the proxies on such matters as may properly come before the meeting, including, among other things, consideration of any motion made for adjournment or postponement of the meeting.

                                                             PLEASE SIGN HERE AND RETURN PROMPTLY

                                                             Date:                                     , 2001
                                                                     ----------------------------------

                                                             ------------------------------------------

                                                             ------------------------------------------
                                                             Please sign exactly as your name appears at left. If
                                                             registered in the names of two or more persons, each
                                                             should sign. Executors, administrators, trustees,
                                                             guardians, attorneys, and corporate officers should
                                                             show their full titles.

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